Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@therespowerinone.com	sbell@therespowerinone.com

News Release
April 30, 2012

First National Corporation Announces First Quarter Profit

Strasburg, Virginia (April 30, 2012) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), reported net income of $475 thousand and net income to common shareholders of $251 thousand, or $0.08 per basic and diluted share for the quarter ending March 31, 2012.  For the same quarter of 2011, net income was $1.0 million and net income to common shareholders was $780 thousand, or $0.26 per basic and diluted share.

Operating Highlights for the First Quarter

•	Net interest margin increased to 4.14%

•	Nonperforming assets decreased 12% from year-end to $15.9 million

•	The Bank disposed of $2.3 million of foreclosed properties

•	Allowance for loan losses was 3.49% of loans, or $13.6 million

•	The Bank realized $1.1 million of gains on sale of securities

•	The Company and Bank continued to be well-capitalized by regulatory requirements

Scott C. Harvard, President and CEO of the Company and the Bank commented, “I am pleased to report a profit for the first quarter of 2012 after three very difficult quarters at our banking company. We saw improvement in net interest margin, asset quality, and revenues, all of which are drivers of income and value. Our goal is to build sustainable profits by delivering the kind of personal service that is best provided by a local independent community bank committed to its core markets.”

Net interest income increased 3% to $5.1 million for the first quarter of 2012, compared to the same period a year ago. The net interest margin increased to 4.14% from 3.89% compared to the quarter ended March 31, 2011.  The interest margin benefitted from a lower cost of funds during the period and from the return to accrual status of one large loan relationship. The net interest margin of 4.14% was also an increase over the 4.07% for the prior quarter ended December 31, 2011.

Noninterest income, excluding gains on sale of securities, increased 4% to $1.4 million compared to the same period a year ago.  The increase in noninterest income resulted from higher revenue from fees for other customer services, including loan fees.  Revenues from trust and investment advisory services, where total assets at quarter end exceeded $230 million, increased slightly while other noninterest income categories, such as service charges on deposit accounts, ATM and check card income, remained stable when comparing the periods.

Noninterest expense increased to $4.6 million compared to $4.4 million for the same period in 2011, excluding the provision for other real estate owned and net gains on sale of other real estate owned. The Bank continued to bear additional expense related to non-performing assets. Some of the expenses in the category include legal, management, maintenance, acquisition, taxes and insurance. In addition, noninterest expenses include the cost of diverting resources to collecting and improving the assets in the non-performing portfolio.   Management continues to focus on reducing non-performing assets with the goal of reducing the additional expense burden associated with problem loans.

The provision for loan losses was $2.0 million, which resulted in a total allowance for loan losses of $13.6 million or 3.49% of total loans at March 31, 2012.  This compared to a provision for loan losses of $270 thousand and an allowance for loan losses of $13.2 million, or 3.09% of total loans, at the end of the same quarter in 2011. Net charge-offs for the period declined from $3.1 million in the first quarter of 2011 to $1.3 million in the first quarter of 2012. Non-performing assets decreased $2.3 million or 12% during the first quarter to 2.99% of total assets at March 31, 2012, compared to 3.38% at December 31, 2011. The Bank sold 37 foreclosed properties with carrying values of $2.3 million, which generated $90 thousand in net gains on disposition. In addition, the Bank charged down carrying values of foreclosed properties owned at March 31, 2012 by $401 thousand.

During the first quarter, the Company announced that Dennis Dysart was named Senior Executive Vice President and Chief Credit Officer. Dysart has over 19 years of banking experience in the market and helped build the retail and operations side of the Bank. Upon the departure of the prior chief executive officer in January 2011, Dysart took a leadership role in evaluating and managing the troubled loan portfolio. During that time he demonstrated a keen understanding of the credit function and a tireless commitment to troubled debt resolution. In his new role, Dysart has enhanced risk management practices, aggressively managed non-performing assets, and realized success marketing and selling repossessed real estate.  Also during the first quarter, the Bank named Greg Sasser, a 27 year veteran lender in the market, to manage special assets for the bank.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2011, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended
Income Statement	March 31, 2012	March 31, 2011
Interest and dividend income
Interest and fees on loans	$5,547	$5,833
Interest on federal funds sold	3	7
Interest on deposits in banks	3	7
Interest and dividends on securities available for sale:
Taxable interest	535	451
Tax-exempt interest	102	123
Dividends	18	17
Total interest and dividend income	$6,209	$6,438

Interest expense
Interest on deposits	$986	$1,303
Interest on trust preferred capital notes	62	109
Interest on other borrowings	80	91
Total interest expense	$1,129	$1,503

Net interest income	$5,080	$4,935
Provision for loan losses	2,000	270
Net interest income after provision for loan losses	$3,080	$4,665

Noninterest income
Service charges on deposit accounts	$502	$501
ATM and check card fees	372	371
Trust and investment advisory fees	346	342
Fees for other customer services	98	73
Gains on sale of loans	43	47
Gains on sale of securities available for sale	1,117	-
Other operating income	35	6
Total noninterest income	$2,514	$1,340

Noninterest expense
Salaries and employee benefits	$2,369	$2,288
Occupancy	326	341
Equipment	306	325
Marketing	78	105
Stationery and supplies Legal and professional fees	81 250	79 201
ATM and check card fees	156	171
FDIC assessment	178	190
Gains on sale of other real estate owned, net	(90)	-
Provision for other real estate owned	401	130
Other real estate owned expense	253	126
Other operating expense	596	599
Total noninterest expense	$4,904	$4,555

Income before income taxes	$690	$1,450
Income tax provision	215	447
Net income	475	$1,003
Effective dividend and accretion on preferred stock	224	223
Net income available to common shareholders	$251	$780

Common Share and Per Common Share Data
Net income, basic and diluted	$0.08	$0.26
Shares outstanding at period end	2,955,649	2,952,303
Weighted average shares, basic and diluted	2,955,649	2,949,166
Book value at period end	$7.39	$11.86
Cash dividends	$-	$0.10

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended
	March 31, 2012	March 31, 2011
Key Performance Ratios
Return on average assets	0.36%	0.74%
Return on average equity	5.17%	8.31%
Net interest margin	4.14%	3.89%
Efficiency ratio (1)	70.27%	69.67%

Asset Quality
Loan charge-offs	$1,426	$3,225
Loan recoveries	125	88
Net charge-offs	1,301	3,137
Non-accrual loans	10,370	11,016
Other real estate owned, net	5,562	5,428
Nonperforming assets	15,932	16,444

Average Balances
Average assets	$529,469	$552,939
Average earning assets	499,681	522,432
Average shareholders’ equity	36,981	48,931

	(unaudited)
	March 31, 2012	March 31, 2011
Capital Ratios
Tier 1 capital	$45,522	$58,027
Total capital	50,595	63,641
Total capital to risk-weighted assets	12.74%	14.41%
Tier 1 capital to risk-weighted assets	11.46%	13.14%
Leverage ratio	8.60%	10.50%

Balance Sheet
Cash and due from banks	$9,477	$7,329
Interest-bearing deposits in banks	19,553	14,912
Federal funds sold	-	15,000
Securities available for sale, at fair value	84,627	66,660
Restricted securities, at cost	2,775	3,153
Loans held for sale	329	150
Loans, net of allowance for loan losses	376,758	413,148
Premises and equipment, net	19,446	20,020
Interest receivable	1,523	1,632
Other assets	13,755	18,231
Total assets	$528,243	$560,235

Noninterest-bearing demand deposits	$85,043	$82,226
Savings and interest-bearing demand deposits	204,682	185,076
Time deposits	174,870	210,421
Total deposits	$464,595	$477,723
Other borrowings	14,094	20,117
Trust preferred capital notes	9,279	9,279
Other liabilities	4,131	3,937
Total liabilities	$492,099	$511,056

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	March 31, 2012	March 31, 2011
Balance Sheet (continued)
Preferred stock	$14,299	$14,160
Common stock	3,695	3,690
Surplus	1,644	1,613
Retained earnings	16,753	29,455
Accumulated other comprehensive income (loss), net	(247)	261
Total shareholders’ equity	$36,144	$49,179

Total liabilities and shareholders’ equity	$528,243	$560,235

Loan Data
Mortgage loans on real estate:
Construction and land development	$49,893	$50,655
Secured by farm land	6,148	6,018
Secured by 1-4 family residential	125,628	120,863
Other real estate loans	169,590	196,190
Loans to farmers (except those secured by real estate)	2,378	2,341
Commercial and industrial loans (except those secured by real estate)	27,071	37,318
Consumer installment loans	8,565	11,881
Deposit overdrafts	100	128
All other loans	1,021	922
Total loans	$390,394	$426,316
Allowance for loan losses	13,636	13,168
Loans, net	$376,758	$413,148

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned and gains and losses on other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment. Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2012 and 2011 was 34%.  Net interest income on a tax equivalent basis was $5,139 and $5,011 for the three months ended March 31, 2012 and 2011, respectively. Noninterest income excluding gains and losses on sales of securities and premises and equipment was $1,397 and $1,340 for the three months ended March 31, 2012 and 2011, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.